Exhibit 10.5

October 7, 2007

Personal and Confidential

James H. Perry

8 Carolyn Ct

Owings Mills, MD 21117

Re:	Designation of Eligibility for Retention Payment under the
AAI Corporation Change in Control Retention and Severance Plan

Dear Jim:

We are pleased to inform you that AAI Corporation (the “Company”) has selected you to be eligible to receive a Retention Payment, described below, under the AAI Corporation Change in Control Retention and Severance Plan (the “Plan”). All terms and conditions for payment of the Retention Payment are described in this letter agreement and the Plan (copy enclosed). Since this letter agreement and the Plan memorialize your right to receive the Retention Payment (assuming all conditions are satisfied), we encourage you to retain these materials with your other important papers.

Retention Payment.

If you have been continuously employed by the Company or any affiliate from September 1, 2007 (the Plan’s effective date) until December 31, 2008 (“Payment Date”), the Company will pay you a Retention Payment in a lump sum, less applicable taxes, in an amount equal to (A÷36)xB, where:

•                  (A) equals your maximum cash award at 1X target under the Company’s Long Term Incentive Plan (“LTIP”); and

•                  (B) equals the number of full and partial months (prorated on the basis of days in the applicable partial month) between  the date of the Change in Control and the Payment Date.

The Retention Payment will be paid to you in a single sum cash payment within 15 days after the Payment Date.

Payment of your Retention Payment is also conditioned upon your compliance with the Non-Competition Restriction described in Appendix C to the Plan. Under this restriction, you will generally be prohibited from engaging in activities that compete with the Company for a three month period following your Separation from Service.

Except as described below, you must be employed by the Company to receive your Retention Payment.

Impact of Separation from Service Prior to Payment Date.

If, after a Change in Control but prior to the date (or dates) your Retention Payment is payable, you incur a Separation from Service with the Company, either without Cause or by you for Good Reason, you will still be entitled to receive the Retention Payment, as described below. If your Separation from Service is due to “Disability” (as defined in the Company’s long-term disability plan), you will still be eligible to receive your Retention Payment but it will be offset (reduced), to the extent not otherwise offset against any other amounts owed to you, by amounts payable to you under the Company’s short or long-term disability plans. However, you will not be entitled to receive a Retention Payment under the Plan if your Separation from Service is: (i) for Cause, (ii) by you without Good Reason, or (iii) on account of your death.

If you are a “Specified Employee,” i.e., one of the top 50 “officers” (which is broadly defined) of the Company and its affiliates having annual compensation in excess of $145,000 for 2007 or as adjusted thereafter, payment of your Retention Payment will be delayed for six months after the date of your Separation from Service unless your separation is due to Disability. As soon as administratively feasible following the end of the delay period, the Retention Payment will be paid to you in a single sum cash payment.

If you are not a Specified Employee (or you are a Specified Employee and your separation is due to Disability), the delay period will not apply to you, and your Retention Payment will be paid to you in a single sum cash payment within ten days after your Separation from Service.

Other Important Terms.

The Company is extending participation in the Plan to only selected employees. For this reason, we ask and you agree that you will keep the terms of the Plan and this letter agreement completely confidential.

This letter agreement is not an employment agreement or guarantee of continued employment by the Company. In addition, the agreement is personal to you: you may not assign this agreement or the benefits provided by it to anyone.

This letter agreement may not be amended, except in a writing signed by you and the Company. This letter agreement will be construed and enforced in accordance with the laws of the State of Maryland (without regard to the principles of conflicts of law).

This letter agreement sets forth the whole agreement between you and the Company concerning the subject matter described herein and supersedes any other discussions, representations or agreements concerning the subject matter described herein; provided, however, this letter agreement does not supersede, alter or amend, in any manner, the terms and conditions of your Employment Agreement with the Company dated March 3, 2000, and all amendments thereto or your Success Bonus Agreement with the Company dated April 10, 2002, and all amendments thereto and all such agreements shall continue in full force and effect.

You are hereby advised by the Company to consult your own legal counsel and/or your own personal financial or tax advisors before signing this letter agreement. By signing below, you acknowledge that you have carefully read this letter agreement in its entirety; that you have had an adequate opportunity to consider it and to consult with any advisors of your choice about it; that you understand the terms of this letter agreement and their significance; that you knowingly and voluntarily assent to all the terms and conditions contained in this agreement; and that you are signing this letter agreement voluntarily and of your own free will.

Please indicate your agreement to the terms of this letter by signing it in the space provided below and returning a hard copy to me confidentially. Please do not hesitate to contact me if you have any questions.

Very truly yours

AAI CORPORATION

By:	/s/ Anna-Maria G. Palmer
Name: Anna-Maria G. Palmer
Title: Vice President, Human Resources

The undersigned accepts the above letter agreement and agrees that it contains the entire agreement of the parties relating to the subject matter hereof.

Accepted and Agreed:

/s/ James H. Perry
James H. Perry

Dated: October 7, 2007